Exhibit 99.1

Baldwin Reports Higher Sales and Earnings and Returns to Profitability for Fiscal 2004

    SHELTON, Conn.--(BUSINESS WIRE)--Aug. 18, 2004--Baldwin Technology Company, Inc. (ASE:BLD) announced today that net sales for the fiscal year ended June 30, 2004 were $158.1 million versus $134.2 million for the year ended June 30, 2003, an increase of almost 18%. Net sales for the fourth quarter ended June 30, 2004 were $41.4 million compared to $35.1 million for the fourth quarter in the prior year, representing an increase of approximately 18%.
    Net Income for the quarter ended June 30, 2004 was $4.4 million or $0.28 per diluted share compared to a net loss of ($4.5 million) or ($0.30) per diluted share for the same quarter in the prior fiscal year. For the full year ended June 30, 2004, the Company recorded net income of $7.0 million or $0.46 per diluted share, which represented an improvement of $18 million or $1.22 per diluted share when compared to the prior year. Included in the Net Income for the quarter and year ended June 30, 2004 are certain net favorable tax adjustments amounting to approximately $3.9 million.
    Specifically, the Company's tax provision for the fourth quarter and year ended June 30, 2004 was negatively and positively impacted by several items. Recent changes in tax laws in Germany impose deduction limitations on the amount of previously recorded Net Operating Losses
(NOLs) that can be utilized against current income. In addition, the Company's taxable income was better than anticipated in some jurisdictions with higher marginal tax rates. Offsetting these increases in the Company's tax expense was the required reversal of a valuation allowance the Company had previously recorded against its German NOLs due to recent profitability and continuing projected improvement in the Company's German subsidiary.
    Orders for the fourth quarter ended June 30, 2004 were $34.5 million. Due to stronger than expected shipments, the Company's backlog as of June 30, 2004 declined to approximately $45 million, down from $49.7 million at June 30, 2003. Strong order intake since year-end has improved current backlog to approximately $47 million.
    Vijay Tharani, Vice President and CFO, commented: "We are very pleased with the financial results for Fiscal 2004. These results reflect favorably on the actions undertaken by the Company over the past year to improve its operating and financial performance. The Company is operating its business with fewer employees, managing its assets more effectively, tightly controlling its expenses, and shipping its order backlog more quickly. All of this has contributed to a very good year for Baldwin. In addition, we are currently in discussions with selected lenders to refinance our existing lines of credit, which will materially lower our cost of borrowings."
    Gerald Nathe, Chairman and President, added: "I am very proud of the contributions of the Baldwin employees to the Company's performance this past year. They implemented and executed a range of action plans focused on customers, operations, expenses and financial matters. The results of these efforts are reflected in the significant improvement of Fiscal 2004 over Fiscal 2003. Although the global economic recovery remains unsteady, our industry difficult, and our competition formidable, we expect to carry the business momentum from Fiscal 2004 into Fiscal 2005."
    Baldwin plans to review its year-end results and discuss its business outlook during a conference call today beginning at 11:00 a.m. ET. Call in information is available on the Company's web site at www.baldwintech.com under the Investor Relations section. Interested investors are encouraged to log onto the website and participate in the call, or access the webcast of the call. Participating in the call will be Baldwin's Chairman, President and Chief Executive Officer, Gerald A. Nathe, as well as its Vice President and Chief Financial Officer, Vijay C. Tharani.

    Baldwin Technology Company, Inc. is a leading international manufacturer of controls and accessories for the printing industry.



                   Baldwin Technology Company, Inc.
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)
                              (Unaudited)

                                                      Quarter ended
                                                          June 30,
                                                     -----------------
                                                       2004     2003
                                                     -------- --------
Net sales                                            $41,386  $35,055
Cost of goods sold                                    28,297   23,409
                                                     -------- --------
Gross profit                                          13,089   11,646
Operating expenses                                    11,265   10,700
Restructuring charges                                     22      201
Settlement and other charges                              --    1,205
                                                     -------- --------
Operating income (loss)                                1,802     (460)
Interest expense                                       1,247      594
Interest income                                          (29)     (82)
Other expense (income), net                             (172)   1,191
                                                     -------- --------
Income (loss) before income taxes                        756   (2,163)
Provision for income taxes                            (3,622)   2,343
                                                     -------- --------
Net income (loss)                                     $4,378  $(4,506)
                                                     ======== ========
Net income (loss) per share - basic                    $0.29   $(0.30)
                                                     ======== ========
Net income (loss) per share - diluted                  $0.28   $(0.30)
                                                     ======== ========
Weighted average shares outstanding - basic           14,961   15,015
                                                     ======== ========
Weighted average shares outstanding - diluted         15,457   15,015
                                                     ======== ========



                                                   Year ended June 30,
                                                   -------------------
                                                     2004      2003
                                                   --------- ---------
Net sales                                          $158,110  $134,208
Cost of goods sold                                  108,074    93,788
                                                   --------- ---------
Gross profit                                         50,036    40,420
Operating expenses                                   43,329    43,101
Restructuring charges                                   448     3,605
Settlement and other charges                             --     1,205
                                                   --------- ---------
Operating income (loss)                               6,259    (7,491)
Interest expense                                      4,985     2,411
Interest income                                        (119)     (281)
Other income, net                                    (3,920)     (783)
                                                   --------- ---------
Income (loss) before income taxes                     5,313    (8,838)
Provision for income taxes                           (1,673)    2,578
                                                   --------- ---------
Income (loss) from continuing operations              6,986   (11,416)
Discontinued operations:
  Loss from operations (net of applicable incomes
   taxes of $0)                                          --      (253)
  Gain on sale (net of applicable income taxes
   of $0)                                                --       543
                                                   --------- ---------
Net income (loss)                                    $6,986  $(11,126)
                                                   ========= =========
Income (loss) per share
  Continuing operations - basic                       $0.47    $(0.76)
  Continuing operations - diluted                     $0.46    $(0.76)
  Discontinued operations - basic and diluted           $--    $(0.02)
  Discontinued operations - gain on sale -
   basic and diluted                                    $--     $0.04
                                                   --------- ---------
Weighted average shares outstanding - basic          15,001    15,015
                                                   ========= =========
Weighted average shares outstanding - diluted        15,286    15,015
                                                   ========= =========



                 Condensed Consolidated Balance Sheets
                       (In thousands, unaudited)

                                                    June 30,  June 30,
Assets                                                2004      2003
                                                   --------- ---------
  Cash and equivalents                              $12,008    $6,950
  Trade Receivables                                  37,725    32,438
  Inventory                                          24,998    22,769
  Prepaid expenses and other                          6,154     5,143
                                                   --------- ---------
Total Current Assets                                 80,885    67,300

Property, plant and equipment, net                    4,540     5,022
Intangible assets                                    13,363    12,364
Other assets                                         16,358    12,147
                                                   --------- ---------
Total assets                                       $115,146   $96,833
                                                   ========= =========

Current liabilities
  Loans payable                                      $2,757    $3,301
  Current portion of long-term debt                  20,523    16,247
  Other current liabilities                          48,634    43,688
                                                   --------- ---------
Total current liabilities                            71,914    63,236

Long-term debt                                        1,794       521


Other long-term liabilities                           6,732     6,795
                                                   --------- ---------

Total liabilities                                    80,440    70,552

Shareholders equity                                  34,706    26,281
                                                   --------- ---------

Total liabilities and shareholders equity          $115,146   $96,833
                                                   ========= =========


    CAUTIONARY STATEMENT--This Release may contain statements regarding expected future order, backlog and sales rates, operating margins and profitability or other statements, which may constitute "forward-looking" information as defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and actual results may differ. See Exhibit 99 to the Company's Form 10-K Report for the fiscal year ended June 30, 2003.

    CONTACT: Baldwin Technology Company, Inc.
             Helen P. Oster, 203-402-1004